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                                                                     EXHIBIT  21

 SUBSIDIARIES OF THE REGISTRANT


The following is a list of subsidiaries included in GATX's consolidated financial statements (excluding a number of subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary), and the state of incorporation of each:

     General American Transportation Corporation (New York) - includes 5 domestic subsidiaries, 4 foreign subsidiaries and interests in 2 foreign affiliates, Business Segment - Railcar Leasing and Management

     GATX Financial Services, Inc. (Delaware) - 71 domestic subsidiaries (which includes GATX Capital Corporation), 18 foreign subsidiaries, interests in 6 domestic affiliates and 13 foreign affiliates, Business Segment - Financial Services

     GATX Terminals Corporation (Delaware) - 5 domestic subsidiaries, 3 foreign subsidiaries, an interest in 1 domestic affiliate and 13 foreign affiliates, Business Segment - Terminals and Pipelines

     GATX Logistics, Inc. (Florida) - 8 domestic subsidiaries and 2 foreign subsidiaries and interests in 1 foreign affiliate and 1 domestic affiliate, Business Segment - Logistics and Warehousing.

     American Steamship Company (New York) - 13 domestic subsidiaries, Business
          Segment - Great Lakes Shipping





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